Exhibit 99.2

11500 Ash Street

Leawood, Kansas 66211

August 1, 2018

CFO Commentary on

Second Quarter 2018 Financial Results

Financial Information

Reconciliations and definitions of non-GAAP financial measures (Adjusted EBITDA, Adjusted EBITDA Margin and constant currency amounts) are provided in the financial schedules included below and in our financial tables that accompany our second quarter 2018 earnings press release issued August 1, 2018 and available at http://investor.amctheatres.com.

Additional information detailing select unaudited pro forma financial data for the three and six months ended June 30, 2017 and June 30, 2018 is included below in this CFO commentary which has been published in the investor relations section of AMC’s website located at http://investor.amctheatres.com and furnished with the SEC on Form 8-K dated August 1, 2018. The Company believes the pro forma information provides a more comparable view of its results relative to prior periods. The select unaudited pro forma data for the six-month period ended June 30, 2017 combines the historical financial data of AMC and Nordic, giving effect to the acquisition, financings and theatre divestitures related to our acquisition of Carmike Cinemas, Inc. (“Carmike”) as if they had been completed on January 1, 2017. The unaudited proforma data for the three-month period ended June 30, 2017 gives effect to the Carmike theatre divestitures. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. GAAP. The classification of certain items presented by Nordic under IFRS has been modified in order to align with the presentation used by AMC under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts have also been translated to U.S. Dollars. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Additional constant currency information adjusting unaudited historical financial data for the three and six months ended June 30, 2018 using average monthly currency rates from the three and six months ended June 30, 2017 is also presented for comparative purposes.

Conference Call

The Company will host a conference call on Wednesday, August 1, 2018, at 7:30 a.m. CST/8:30 a.m. EST to review results for the second quarter ended June 30, 2018.

To listen to the call, please dial (877) 407-3982 in the U.S. or (201) 493-6780 outside the U.S. You may also listen to the conference call via the internet by visiting the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register and/or download and install any necessary audio software.

Second quarter ended June 30, 2018

U.S. Industry Box Office: The second quarter of 2018 set a new all-time quarterly box office record, generating $3.33 billion and growing 22.7% compared to the same quarter a year ago.  The quarter started out strong with a record April over $1 billion, driven by the success of AVENGERS: INFINITY WAR and A QUIET PLACE.  April was followed by another $1 billion month in May as AVENGERS continued its strong run and DEADPOOL 2 and SOLO: A STAR WARS STORY, also contributed.  Finally, June was witness to a record $1.3 billion box office on the strength of INCREDIBLES 2,  JURASSIC WORLD: FALLEN KINGDON and OCEAN’S 8

AVENGERS led the charge for the second quarter by a wide margin, with the highest opening weekend ever, becoming the fourth highest grossing domestic film of all time. Rounding out the industry’s top five box office films for the quarter were INCREDIBLES 2, DEADPOOL 2, JURASSIC WORLD; FALLEN KINGDOM, and SOLO: A STAR WARS STORY.  Despite INCREDIBLES 2, family-friendly films saw the fifth consecutive quarterly decline compared to the prior year, down nearly 12%.

Consolidated Results

Compared to the second quarter of 2017, consolidated admissions revenues for the quarter increased 17.7% to $896.3 million while food and beverage revenues grew 19.2% to $445.8 million and other theatre revenues grew 50.3% to $100.4 million. Consolidated total revenues grew 20.0% in the second quarter to $1,442.5 million.

Consolidated net earnings for the second quarter increased $198.7 million to $22.2 million compared to a net loss of $176.5 million in the same quarter a year ago. Included in the net loss for the second quarter of 2017 is a $202.6 million pre-tax impairment charge related to AMC’s National CineMedia, LLC (NASDAQ: NCMI) (“NCM”) investment. Included in net earnings for the 2018 second quarter was approximately $10.8 million of benefit to rent expense due to a lease modification and $12.6 million of other revenue related to the adoption of Accounting Standards Codification (“ASC”) 606, offset by approximately $10.4 million of non-cash interest expense and $6.8 million of operating expense related to the adoption of ASC 606.  Consolidated net earnings margin for the second quarter was 1.5% compared to (14.7%) in the second quarter of 2017.

Consolidated diluted earnings (loss) per share (“diluted EPS”) increased $1.52 to $0.17 per share compared to a loss of $(1.35) per share for the same period a year ago.

Consolidated Adjusted EBITDA for the second quarter grew 80.3% to $244.8 million and Adjusted EBITDA margin increased to 17.0% from 11.3% in the year ago period.

2018 Consolidated Historical Results vs. 2017 Consolidated Pro Forma Results

To provide greater transparency and more relevant year-over-year comparisons, we have included pro forma financial data in the tables section of this CFO commentary. The select unaudited pro forma data for the three months ended June 30, 2017 gives effect to the theatre divestitures related to our Carmike acquisition as if they had been completed on January 1, 2017. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisitions occurred on the date indicated. Please refer to the August 1, 2017 Form 8-K and 8-K/A on December 4, 2017 for additional information on pro forma financial statement adjustments.

Compared to the pro forma second quarter of 2017, second quarter 2018 consolidated total revenues increased 20.1% (increased 18.0% on a constant currency basis) and were comprised of a 17.8% increase (increased 15.7% on a constant currency basis) in admissions revenues, a 19.3% increase (increased 17.7% on a constant currency basis) in food and beverage revenues, and a 50.5% increase (increased 46.3% on a constant currency basis) in other theatre revenues.

Consolidated net earnings for the second quarter increased $193.6 million to $22.2 million (increased $195.7 million to $24.3 million on a constant currency basis) compared to the pro forma results in the same quarter last year.

Consolidated Adjusted EBITDA for the second quarter increased 80.3% to $244.8 million (78.9% increase to $242.9 million on a constant currency basis) and Consolidated Adjusted EBITDA margin increased 570 basis points to 17.0% compared to the same pro forma period a year ago.

2018 U.S. Segment Historical Results vs. 2017 U.S. Segment Pro Forma Results

Compared to the pro forma U.S. segment second quarter of 2017, second quarter 2018 total U.S. revenues increased 24.6% to $1,129.3 million and were comprised of a 22.9% increase in admissions revenue to $694.2 million (approximately 20 basis point industry outperformance), a 23.0% increase in food and beverage revenues to $369.3 million, and a 59.3% increase in other theatre revenues to $65.8 million.  In the second quarter, AMC outperformed the industry by approximately 285 basis points on an admissions revenue per screen basis and outperformed the industry by approximately 600 basis points on an attendance per screen basis.

Total U.S. attendance increased 20.6% to 69.8 million while average ticket price for the quarter increased 1.9% to $9.95 compared to the pro forma results in the same quarter a year ago. This growth in average ticket price is a result of strategic price increases over the last year and increases in attendance for PLF and IMAX® premium formats, which more than offset the average ticket price pressure from a decline in 3D and alternative content attendance in the second quarter.

Food and beverage revenue per patron increased 1.9% to $5.29 compared to the second quarter last year.  Strong attendance growth during the quarter yielded a 23.2% increase in gross profit dollars from our food and beverage operations.  Our guests continue to enjoy our diverse array of enhanced food and beverage offerings as we roll out menu innovations, including our new Feature Fare menu that is now available at more than 335 theatres.  Our U.S. food and beverage gross margin for the quarter increased 30 basis points to 85.3%, while U.S. food and beverage gross profit per patron increased approximately 2.5%.

At quarter-end we operated 28 dine-in-theatres and served alcohol at more than 300 locations.

U.S. other revenues saw a 59.3% increase to $65.8 million compared to the prior year’s pro forma quarter. Included in other revenues is approximately $12.6 million of revenue related to a change in revenue recognition as a result of adopting ASC 606.

AMC’s U.S. film exhibition costs increased 31.2% to $391.4 million compared to last year’s pro forma results, representing 56.4% of admissions revenue as compared to 52.8% in the same quarter a year ago. These results are consistent with the film concentration and studio mix of the top U.S. titles this year versus last year, as the top ten films represented approximately 72.5% of the quarterly box office as compared to 64.7% last year.

U.S. operating expenses for the quarter increased 6.9% to $300.6 million compared to last year’s pro forma results and represented 26.6% of revenues as compared to 31.0% in the same pro forma period a year ago. Included in U.S. operating expenses for the quarter is approximately $6.8 million of expense related to the adoption of ASC 606.  U.S. operating expenses for the 2018 second quarter and 2017 pro forma period include $3.7 million and $4.0 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the second quarter increased 7.1% to $296.9 million, and represented 26.3% of revenues, a 430-basis point decrease from the prior year pro forma period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

U.S. rent expense for the second quarter decreased 2.2% to $145.5 million, on roughly 0.3% fewer average screens. As previously disclosed during the first quarter, the company modified a lease which resulted in a $10.8 million benefit to rent expense during the second quarter.

U.S. depreciation and amortization decreased 1.0% to $97.2 million in the second quarter compared to the same pro forma period last year.  The decrease is primarily due to the prior year impairment charges and adjustments to the estimated fair value of property related to the Carmike acquisition.  We will continue to evaluate the useful lives of our theatres and expect depreciation and amortization expense to be between $550 and $560 million for 2018 on a consolidated basis.

U.S. net earnings for the second quarter was $47.9 million compared to a net loss of $148.8 million in the same pro forma period a year ago. Included in the net loss for the second quarter of 2017 is a $202.6 million pre-tax impairment charge related to AMC’s NCM investment. Net earnings for the 2018 second quarter was negatively impacted by $5.0 million related to the adoption of ASC 606.

U.S. Adjusted EBITDA for the quarter increased 93.2% to $222.2 million compared to the pro forma first quarter last year, as U.S. adjusted EBITDA margins increased 700 basis points to 19.7%.  Included in adjusted EBITDA for the 2018 quarter was $10.8 million reduction in rent expense related to a lease modification.

International Industry Box Office: Overall, the second quarter international industry box office did not fare as well as the domestic box office, with the countries served by Odeon’s theatres seeing a 4.3%

decline while the countries served by Nordic witnessed a 9.4% decrease compared to the same period in 2017.  With a popular FIFA World Cup in June, and unusually warm weather across Europe for most of the late spring, expected blockbusters like SOLO: A STAR WARS STORY and JURASSIC WORLD: FALLEN KINGDOM simply did not resonate with European movie-goers to overcome the success of GUARDIANS OF THE GALAXY 2, FAST & FURIOUS 8, THE BOSS BABY and PIRATES OF THE CARIBBEAN:DEAD MEN TELL NO TALES last year. Continued lack of strong family product during the spring and softer local content also contributed to the decline.  Strong local product last year also contributed to the second quarter decline in Nordic served countries.

2018 International Historical Segment Results vs. 2017 International Historical Segment Results

Compared to the second quarter of 2017, second quarter total international revenues increased 6.2% to $313.2 million (decreased 2.3% to $288.2 million on a constant currency basis) , and were comprised of a 3.1% increase in admissions revenue to $202.1 million (decreased 5.2% to $185.9 million on a constant currency basis), a 4.2% increase in food and beverage revenues to $76.5 million (decreased 4.0% to $70.5 million on a constant currency basis), and a 36.2% increase in other theatre revenues to $34.6 million (increased 25.2% to $31.8 million on a constant currency basis).

Total International attendance decreased 9.3% to 21.5 million and average ticket price for the quarter increased 13.6% to $9.40 (increased 4.5% to $8.65 on a constant currency basis). Odeon’s strategic pricing increases and reduced promotional activity compared to last year’s quarter helped drive the increase in average ticket price.  Attendance was affected by a weaker movie slate this year including the impacts of the FIFA World Cup and weather, as well as the impact from screen closures from recliner renovations and increased competition.

International food and beverage revenue per patron increased 14.9% to $3.56 (increased 5.8% to $3.28 on a constant currency basis) while International food and beverage gross margin for the quarter declined 20 basis points to 76.6%.

AMC’s International film exhibition costs for the quarter declined 1.5% to $80.0 million (decreased 9.4% to $73.6 million on a constant currency basis), representing 39.6% of admissions revenue and a 180-basis point decrease compared to last year. These results are consistent with the film concentration of the top International titles and local content this year versus last year.

International operating expense for the quarter was up 12.2% to $123.9 million (increased 3.3% to $114.0 million on a constant currency basis) compared to last year and represented 39.6% of revenues as compared to 37.4% in the same period a year ago. International operating expenses for the 2018 second quarter and 2017 period include $1.8 million ($1.7 million on a constant currency basis) and $2.3 million, respectively, of certain operating expenses that are excluded from our calculation of Adjusted EBITDA. Excluding these costs from both periods, adjusted operating expenses for the second quarter increased 13.0% to $122.1 million (increased 3.9% to $112.3 million on a constant currency basis) and represented 39.0% of revenues, as compared to 36.7% from the prior year period. We are disclosing adjusted operating expenses because we believe they are more indicative of our ongoing performance.

International rent expense for the second quarter increased 6.5% to $54.2 million (decreased 1.8% to $50.0 million on a constant currency basis).

International depreciation and amortization increased 16.7% to $40.5 million (increased 7.2% to $37.2 million on a constant currency basis) in the second quarter compared to the same period last year.

International net loss for the second quarter increased $3.1 million to $25.7 million (increased $1.0 million to $23.6 million on a constant currency basis), compared to the same period a year ago.

International Adjusted EBITDA for the second quarter increased 8.7% to $22.6 million (essentially no change at $20.7 million on a constant currency basis) compared to the second quarter last year. International Adjusted EBITDA margins increased 10 basis points to 7.2%. As we continue to integrate the Odeon circuit, deploy initiatives and manage expenses, we are confident that Adjusted EBITDA and Adjusted EBITDA margins have the potential for improvement.

AMC Screens

During the second quarter of 2018, we opened two new theatres with a total of 17 screens and acquired one theatre with 9 screens. We permanently closed 44 screens, temporarily closed 161 screens and reopened 95 screens to implement our strategy and install consumer experience upgrades. As of June 30, 2018, we owned or operated 1,005 theatres with 10,987 screens across 16 countries.

Capital Expenditures

Total gross capital expenditures for the quarter ended June 30, 2018 were $133.8 million and after $30.2 million of landlord contributions yielded net capital expenditures of $101.7 million. Recliner renovations accounted for the majority of the capital expenditures in the second quarter.

We expect gross capital expenditures for 2018 to total approximately $600 million to $640 million, with landlords contributing approximately $140 million to $150 million, resulting in a net cash outlay of approximately $450 to $500 million.

Balance Sheet

With respect to the balance sheet, we finished the second quarter with $316.4 million in cash and cash equivalents and a total debt balance of approximately $4.8 billion, including capital and financing lease obligations.

As of June 30, 2018, we were in compliance with all debt covenants.

Dividend

Consistent with our plans to augment shareholder returns through the return of capital, AMC’s Board of Directors, at its regular board meeting on July 24, 2018, authorized the eighteenth consecutive quarterly dividend of $0.20 per share, payable on September 24, 2018, to holders of record on September 10, 2018.

Since our IPO on December 18, 2013, AMC has returned more than $370 million to shareholders in the form of dividends or dividend equivalents.

Share Repurchase Plan

On August 3, 2017, we announced that our Board of Directors had approved a $100.0 million share repurchase program to repurchase our Class A common stock until mid-August 2019.

Repurchases may be made at management's discretion from time to time through open market transactions including block purchases, through privately negotiated transactions, or otherwise until mid-August 2019 in accordance with all applicable securities laws and regulations. The extent to which AMC repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including liquidity, capital needs of the business, market conditions, regulatory requirements and other corporate considerations, as determined by AMC’s management team. Repurchases may be made under a Rule 10b5-1 plan, which would permit common stock to be repurchased when our management might otherwise be precluded from doing so under insider trading laws. The repurchase program does not obligate us to repurchase any minimum dollar amount or number of shares and may be suspended for periods or discontinued at any time.

During the quarter and six months ended June 30, 2018, we repurchased 500,000 shares of Class A common stock at a cost of $8.2 million. From the inception of this share repurchase program, through the quarter ended June 30, 2018, we repurchased 3,695,856 shares of Class A common stock at a cost of $55.7 million.

Website Information

This CFO Commentary, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for E-mail Alerts.

Forward-Looking Statements

This CFO Commentary includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; AMC’s ability to execute cost-cutting and revenue enhancement initiatives; box office performance; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; the performance of AMC’s non-consolidated entities; international economic, political, regulatory and other risks; risks and uncertainties relating to AMC’s significant indebtedness; limitations on the availability of capital; risks relating to AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to refinance its indebtedness on favorable terms; optimizing AMC’s theatre circuit through construction and the transformation of its existing theatres may be subject to delay and unanticipated costs; failures, unavailability or security breaches of AMC’s information systems; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability or valuation allowances taken with respect to deferred tax assets; review by antitrust authorities in connection with acquisition opportunities; risks relating to unexpected costs or unknown liabilities relating to recently completed acquisitions; risks relating to the incurrence of legal liability including costs associated with recently filed class action lawsuits; general political, social and economic conditions and risks, trends, uncertainties and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2018 and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(tables follow)

Reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin:

(dollars in millions) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net earnings (loss)	$22.2	$(176.5)	$39.9	$(168.1)
Plus:
Income tax provision (benefit)	(2.6)	(109.6)	2.1	(118.8)
Interest expense	82.4	69.9	164.9	132.0
Depreciation and amortization	137.7	133.3	268.2	258.6
Certain operating expenses (2)	5.7	3.5	9.4	8.8
Equity in (earnings) loss of non-consolidated entities (3)	(13.0)	195.0	(4.0)	197.3
Cash distributions from non-consolidated entities(4)	3.5	2.2	27.8	26.6
Attributable EBITDA (5)	(0.4)	1.0	1.6	1.0
Investment income (expense)	(1.5)	0.6	(6.7)	(5.0)
Other expense (income) (6)	2.5	1.0	3.7	(1.2)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.3	11.5	9.0	51.7
Stock-based compensation expense (8)	4.0	3.9	6.8	4.0
Adjusted EBITDA(1)	$244.8	$135.8	$522.7	$386.9
Adjusted EBITDA Margin(1)	17.0%	11.3%	18.5%	15.6%
Total revenues	$1,442.5	$1,202.3	$2,826.1	$2,483.7
Net earnings margin (9)	1.5%	-14.7%	1.4%	-6.8%

Select historical and pro forma financial data:

 Three Months Ended June 30, 2018 and Three Months Ended June 30, 2017:

(dollars in millions),  (unaudited)

	Three Months Ended			Three Months Ended
	June 30, 2018			June 30, 2017
	Actual			Pro Forma (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$694.2	$202.1	$896.3	$564.7	$196.1	$760.8
Food and beverage	369.3	76.5	445.8	300.3	73.4	373.7
Other theatre	65.8	34.6	100.4	41.3	25.4	66.7
Total revenues	1,129.3	313.2	1,442.5	906.3	294.9	1,201.2

Operating costs and expenses
Film exhibition costs	391.4	80.0	471.4	298.3	81.2	379.5
Food and beverage costs	54.3	17.9	72.2	44.9	17.0	61.9
Operating expense	300.6	123.9	424.5	281.3	110.4	391.7
Rent	145.5	54.2	199.7	148.7	50.9	199.6
General and administrative:
Merger, acquisition and transaction costs	2.2	2.1	4.3	1.3	—	1.3
Other	26.5	16.5	43.0	28.2	18.0	46.2
Depreciation and amortization	97.2	40.5	137.7	98.2	34.7	132.9
Operating costs and expenses	1,017.7	335.1	1,352.8	900.9	312.2	1,213.1
Operating income (loss)	111.6	(21.9)	89.7	5.4	(17.3)	(11.9)
Other expense (income)	1.7	0.5	2.2	1.0	—	1.0
Interest expense	65.7	6.3	72.0	64.2	5.7	69.9
Non-cash NCM exhibitor service agreement	10.4	—	10.4	—	—	—
Equity in (earnings) loss of non-consolidated entities	(13.9)	0.9	(13.0)	195.1	(0.1)	195.0
Investment (income) expense	(1.6)	0.1	(1.5)	0.1	0.5	0.6
Total other expense	62.3	7.8	70.1	260.4	6.1	266.5
Earnings (loss) before income taxes	49.3	(29.7)	19.6	(255.0)	(23.4)	(278.4)
Income tax provision (benefit)	1.4	(4.0)	(2.6)	(106.2)	(0.8)	(107.0)
Net earnings (loss)	$47.9	$(25.7)	$22.2	$(148.8)	$(22.6)	$(171.4)

Attendance	69,751	21,494	91,245	57,858	23,687	81,545
Average Screens	8,010	2,674	10,684	8,038	2,718	10,756
Average Ticket Price	$9.95	$9.40	$9.82	$9.76	$8.28	$9.33

The select unaudited pro forma data for the three-month period ended June 30,  2017 gives effect to the theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Three Months Ended June 30, 2017:

(dollars in millions) (unaudited)

Three Months Ended
June 30, 2017
Pro Forma (10)
Net loss	$(171.4)
Plus:
Income tax benefit	(107.0)
Interest expense	69.9
Depreciation and amortization	132.9
Certain operating expenses (2)	6.4
Equity in loss of non-consolidated entities (3)	195.0
Cash distributions from non-consolidated entities (4)	2.2
Attributable EBITDA (5)	1.0
Investment expense	0.6
Other expense (6)	1.0
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	1.3
Stock-based compensation expense (8)	3.9
Adjusted EBITDA (1)	$135.8
Adjusted EBITDA Margin (1)	11.3%
Total Revenues	$1,201.2
Net Earnings Margin (9)	-14.3%

Adjusted EBITDA (in millions) (1)
U.S. markets	$115.0
International markets	20.8
Total Adjusted EBITDA	$135.8

The select unaudited pro forma data for the three-month period ended June 30, 2017 gives effect to the theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select historical and pro forma financial data:

Six Months Ended June 30, 2018 and Six Months Ended June 30, 2017:

(dollars in millions), (unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2018			June 30, 2017
	Actual			Pro Forma (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$1,298.9	$472.4	$1,771.3	$1,175.5	$455.6	$1,631.1
Food and beverage	680.8	170.8	851.6	620.4	163.0	783.4
Other theatre	131.7	71.5	203.2	88.1	57.9	146.0
Total revenues	2,111.4	714.7	2,826.1	1,884.0	676.5	2,560.5

Operating costs and expenses
Film exhibition costs	707.6	190.3	897.9	630.6	191.3	821.9
Food and beverage costs	98.6	39.8	138.4	87.6	37.8	125.4
Operating expense	582.5	253.9	836.4	549.8	219.8	769.6
Rent	278.7	110.7	389.4	294.9	101.2	396.1
General and administrative:
Merger, acquisition and transaction costs	6.2	2.8	9.0	24.3	—	24.3
Other	52.9	34.3	87.2	50.8	34.3	85.1
Depreciation and amortization	191.3	76.9	268.2	194.8	70.1	264.9
Operating costs and expenses	1,917.8	708.7	2,626.5	1,832.8	654.5	2,487.3
Operating income	193.6	6.0	199.6	51.2	22.0	73.2
Other expense (income)	1.5	1.9	3.4	(1.7)	—	(1.7)
Interest expense	131.0	13.0	144.0	130.5	12.0	142.5
Non-cash NCM exhibitor service agreement	20.9	—	20.9	—	—	—
Equity in (earnings) loss of non-consolidated entities	(3.6)	(0.4)	(4.0)	197.4	(1.9)	195.5
Investment income	(6.7)	—	(6.7)	(5.2)	0.3	(4.9)
Total other expense	143.1	14.5	157.6	321.0	10.4	331.4
Earnings (loss) before income taxes	50.5	(8.5)	42.0	(269.8)	11.6	(258.2)
Income tax provision (benefit)	2.5	(0.4)	2.1	(110.8)	(1.4)	(112.2)
Net earnings (loss)	$48.0	$(8.1)	$39.9	$(159.0)	$13.0	$(146.0)

Attendance	131,607	50,569	182,177	123,539	56,717	180,256

Average Screens	8,053	2,684	10,737	8,004	2,698	10,702
Average Ticket Price	$9.87	$9.34	$9.72	$9.52	$8.03	$9.05

The select unaudited pro forma data for the six-month period ended June 30, 2017 gives effect to the theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Reconciliation of pro forma Adjusted EBITDA

Six Months Ended June 30, 2017:

(dollars in millions) (unaudited)

Six Months Ended
June 30, 2017
Pro Forma (10)
Net loss	$(146.0)
Plus:
Income tax benefit	(112.2)
Interest expense	142.5
Depreciation and amortization	264.9
Certain operating expenses (2)	11.7
Equity in loss of non-consolidated entities (3)	195.5
Cash distributions from non-consolidated entities (4)	26.6
Attributable EBITDA (5)	3.0
Investment income	(4.9)
Other income (6)	(1.3)
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	24.3
Stock-based compensation expense (8)	4.0
Adjusted EBITDA (1)	$408.1
Adjusted EBITDA Margin (1)	15.9%
Total Revenues	$2,560.5
Net Earnings Margin (9)	-5.7%

Adjusted EBITDA (in millions) (1)
U.S. markets	$310.3
International markets	97.8
Total Adjusted EBITDA	$408.1

The select unaudited pro forma data for the six-month period ended June 30, 2017 gives effect to the theatre divestitures related to our Carmike acquisition, as if they had been completed on January 1, 2017. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of what our results of operations would actually have been had the acquisition occurred on the date indicated. Reconciliations of the pro forma information to our historical financial information are provided in the tables below titled “Unaudited Pro Form Condensed Combined Financial Information.” Please refer to the August 1, 2017 Form 8-K and December 4, 2017 Form 8-K/A for additional information on pro forma financial statement adjustments.

Select Consolidated Constant Currency financial data (see Note 10):

Three Months Ended June 30, 2018 and Six Months Ended June 30, 2018:

(dollars in millions) (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2018			June 30, 2018
	Constant Currency (10)			Constant Currency (10)
	US	International	Total	US	International	Total
Revenues
Admissions	$694.2	$185.9	$880.1	$1,298.9	$425.3	$1,724.2
Food and beverage	369.3	70.5	439.8	680.8	154.0	834.8
Other theatre	65.8	31.8	97.6	131.7	64.5	196.2
Total revenues	1,129.3	288.2	1,417.5	2,111.4	643.8	2,755.2

Operating costs and expenses
Film exhibition costs	391.4	73.6	465.0	707.6	171.3	878.9
Food and beverage costs	54.3	16.5	70.8	98.6	35.9	134.5
Operating expense	300.6	114.0	414.6	582.5	229.2	811.7
Rent	145.5	50.0	195.5	278.7	99.9	378.6
General and administrative:
Merger, acquisition and transaction costs	2.2	2.0	4.2	6.2	2.6	8.8
Other	26.5	15.1	41.6	52.9	30.9	83.8
Depreciation and amortization	97.2	37.2	134.4	191.3	69.5	260.8
Operating costs and expenses	1,017.7	308.4	1,326.1	1,917.8	639.3	2,557.1
Operating income	111.6	(20.2)	91.4	193.6	4.5	198.1
Other expense (income)	1.7	0.4	2.1	1.5	1.7	3.2
Interest expense	65.7	5.9	71.6	131.0	11.8	142.8
Non-cash NCM exhibitor service agreement	10.4	—	10.4	20.9	—	20.9
Equity in (earnings) loss of non-consolidated entities	(13.9)	0.8	(13.1)	(3.6)	(0.3)	(3.9)
Investment income	(1.6)	—	(1.6)	(6.7)	(0.1)	(6.8)
Total other expense	62.3	7.1	69.4	143.1	13.1	156.2
Earnings before income taxes	49.3	(27.3)	22.0	50.5	(8.6)	41.9
Income tax provision (benefit)	1.4	(3.7)	(2.3)	2.5	(0.5)	2.0
Net earnings	$47.9	$(23.6)	$24.3	$48.0	$(8.1)	$39.9

Attendance	69,751	21,494	91,245	131,607	50,569	182,176
Average Screens	8,010	2,674	10,684	8,053	2,684	10,737
Average Ticket Price	$9.95	$8.65	$9.65	$9.87	$8.41	$9.46

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 10):

Three Months Ended June 30, 2018 and Six Months Ended June 30, 2018:

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2018	June 30, 2018
	Constant Currency (10)	Constant Currency (10)
Net (loss)	$24.3	$39.9
Plus:
Income tax benefit	(2.3)	2.0
Interest expense	82.0	163.7
Depreciation and amortization	134.4	260.8
Certain operating expenses (2)	5.4	9.1
Equity in loss of non-consolidated entities (3)	(13.1)	(3.9)
Cash distributions from non-consolidated entities (4)	3.5	27.8
Attributable EBITDA (5)	(0.3)	1.4
Investment income	(1.6)	(6.8)
Other income (6)	2.4	3.4
General and administrative expense—unallocated:
Merger, acquisition and transaction costs (7)	4.2	8.8
Stock-based compensation expense (8)	4.0	6.7
Adjusted EBITDA (1)	$242.9	$512.9

Adjusted EBITDA (in millions) (1)
U.S. markets	$222.2	$430.5
International markets	20.7	82.4
Total Adjusted EBITDA	$242.9	$512.9

1)

We present Adjusted EBITDA and Adjusted EBITDA Margin as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues. In evaluating Adjusted EBITDA and Adjusted EBITDA Margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted EBITDA Margin should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA and Adjusted EBITDA Margin are non-U.S. GAAP financial measures and should not be construed as an alternative to net earnings (loss) or net earnings (loss) margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA and Adjusted EBITDA Margin because we believe they provide management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA and Adjusted EBITDA Margin have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA and Adjusted EBITDA Margin:

•	do not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs;

•	do not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•	exclude income tax payments that represent a reduction in cash available to us;

•	do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	do not reflect the impact of divestitures that may be required in connection with recently completed acquisitions.

2)

Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

3)

Equity in (earnings) loss of non-consolidated entities includes a lower of carrying value or fair value impairment loss of the held-for sale portion of our investment in NCM of $16.0 million for the six months ended June 30, 2018. The three and six months ended June 30, 2017 included an other-than-temporary impairment loss of $202.6 million and $204.5 million, respectively on our investment in NCM. The impairment charges reflect recording our held-for-sale units and other-than-temporary impaired shares at the publicly quoted per share price on March 31, 2018 of $5.19 and June 30, 2017 of $7.42. Equity in loss of non-consolidated entities also includes loss on the surrender (disposition) of a portion of the Company’s investment in NCM of $1.1 million during the three months ended March 31, 2018.

4)

Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)

Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program. As these investments relate only to our Nordic acquisition, the second quarter of 2017 represents the first time we have made this adjustment and does not impact prior historical presentations of Adjusted EBITDA.

Reconciliation of Historical and Pro Forma Attributable EBITDA (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		March 31,
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
(In millions)	Actual	Pro Forma	Actual	Pro Forma
Equity in (earnings) loss of non-consolidated entities	$(13.0)	$195.0	$(4.0)	$195.5
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(13.9)	195.3	(3.6)	197.2
Equity in earnings (loss) of International theatre JV's	(0.9)	0.3	0.4	1.7
Income tax provision	—	—	—	0.1
Investment Income	—	—	—	(0.1)
Depreciation and amortization	0.5	0.7	1.2	1.3
Attributable EBITDA	$(0.4)	$1.0	$1.6	$3.0

Reconciliation of Constant Currency Attributable EBITDA (Unaudited)

	Constant Currency	Constant Currency
	Three Months Ended	Six Months Ended
(In millions)	June 30, 2018	June 30, 2018
Equity in (earnings) loss of non-consolidated entities	$(13.1)	$(3.9)
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre JV's	(14.0)	(3.5)
Equity in earnings (loss) of International theatre JV's	(0.9)	0.4
Income tax provision	—	—
Investment income	—	(0.2)
Depreciation and amortization	0.6	1.2
Attributable EBITDA	$(0.3)	$1.4

6)	Other income for the three and six months ended June 30, 2018 includes financing related foreign currency transaction losses.

7)	Merger, acquisition and transition costs are excluded as it is non-operating in nature.

8)	Non-cash or non-recurring expense included in General and Administrative: Other.

9)	Net Earnings (Loss) Margin is defined as Net Earnings (Loss) divided by Total Revenues

10)

The pro forma numbers and related reconciliation to historical numbers for the three and six months ended June 30, 2017 appear elsewhere in these tables. The International segment information for the three and six months ended June 30, 2018 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2017. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information of AMC Entertainment Holdings, Inc. (“AMC”  or the “Company”) is presented to illustrate the estimated effects of (i) the acquisition of Nordic Cinema Group Holdings AB (“Nordic or the “Nordic Acquisition”); (ii) the issuance of $475,000,000 aggregate principal amount of 6.125% Senior Subordinated Notes due 2027 and £250,000,000 aggregate principal amount of 6.375% Senior Subordinated Notes due 2024 used to fund the Nordic Acquisition (clauses (ii), referred to as the “Financings”); (iii) the issuance of 20,330,874 shares ($640,423,000 at an offering price of $31.50 per share of the Company’s Class A Common Stock to repay the $350,000,000 aggregate principal amount of Bridge Loans incurred to partially finance the Carmike acquisition and for general and corporate purposes (the “2017 Equity Offering”) and (iv) the settlement the Company entered into with the United States Department of Justice, pursuant to which the Company agreed to divest theatres in 15 local markets where it has an overlap with Carmike (the “Theatre Divestitures”).

The pro forma financial information is based in part on certain assumptions regarding the foregoing transactions that we believe are factually supportable and expected to have a  continuing impact on our consolidated results. The unaudited pro forma condensed combined statements of operations for the three and six months ended June 30, 2017 combine the historical consolidated statements of operations of the Company and Nordic, giving effect to the Nordic Acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering as if they had been completed on January 1, 2017. The historical consolidated financial information for Nordic has been adjusted to comply with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). The classification of certain items by Nordic under International Financial Reporting Standards (“IFRS”) has been modified in order to align with the presentation used by the Company under U.S. GAAP. In addition to the U.S. GAAP adjustments and the reclassifications, amounts for Nordic have also been translated to U.S. dollars.

The unaudited pro forma condensed combined financial information has been prepared by the Company, as the acquirer, using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition method of accounting is dependent upon certain valuation and other studies that have yet to commence or progress to  a stage where there is sufficient information for a definitive measurement. The assets and liabilities of Nordic have been measured based on various preliminary estimates using assumptions that the Company believes are reasonable based on information that is currently available. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the Securities and Exchange Commission.

The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that the Company and Nordic would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Nordic Acquisition. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings that may be realized as a result of the Nordic Acquisition and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings. No historical transactions between Nordic and the Company during the periods presented in the unaudited pro forma condensed combined financial statements have been identified at this time.

The unaudited pro forma condensed combined financial information does not give effect to the settlement we entered into with the United States Department of Justice, pursuant to which we agreed to divest most of our holdings and relinquish all of our governance rights in NCM, our joint venture for cinema screen advertising, and (ii) agreed to transfer 24 theatres with a  total of 384 screens to the network of Screenvision LLC, the cinema screen advertising business in which Carmike participates.

The Company previously filed unaudited pro forma condensed combined statements of operations in its 8-K/A on March 13, 2017,  Form 8-K on August 1, 2017,  August 4, 2017, and  November 6, 2017 and Form 8-K/A on December 4, 2017 and has updated Note 5 from the previously file 8-K/A and 8-K to include the pro forma impacts of the Nordic Acquisition, the Nordic Financing and the Theatre Divestitures for 2017.

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2017

(dollars in thousands)

	AMC
	Historical
	Three Months Ended	Pro Forma		AMC
	June 30, 2017	Adjustments		Pro Forma
		Note (5)
Revenues	$1,202,280	$—	(e)	$1,201,145
		—	(c)
		(398)	(d)
		(737)	(d)

Cost of operations	831,121	—	(e)	833,034
		2,985	(d)
		(1,072)	(d)
Rent	199,774	—	(f)	199,579
		—	(c)
		—	(c)
		(73)	(d)
		(122)	(d)
General and administrative:
Merger, acquisition and transaction costs	11,497	(1,071)	(a)	1,332
		(9,094)	(a)

Other	46,194	—	(e)	46,194
Depreciation and amortization	133,325	—	(e)	132,978
		—	(c)
		—	(d)
		(347)	(d)
Operating costs and expenses	1,221,911	(8,794)		1,213,117
Operating income	(19,631)	7,659		(11,972)
Other expense (income)	1,029	—		1,029
Interest expense	69,885	—	(e)	69,880
		—	(c)

		—	(c)
		—	(c)
		(5)	(d)
Equity in (earnings) loss of non-consolidated entities	194,983	—		194,983
Investment income	600	—	(c)	600
Total other expense	266,497	(5)		266,492
Earnings (loss) before income taxes	(286,128)	7,664		(278,464)
Income tax provision (benefit)	(109,597)	2,571	(b)	(107,026)
Net earnings (loss)	$(176,531)	$5,093		$(171,438)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2017

(dollars in thousands)

	AMC	Nordic
	Historical	Historical
	Year Ended	Year Ended	Pro Forma		AMC
	June 30, 2017	June 30, 2017	Adjustments		Pro Forma
			Note (5)
Revenues	$2,483,693	$94,850	$(2,544)	(e)	$2,560,489
			32	(c)
			(6,782)	(d)
			(8,760)	(d)

Cost of operations	1,666,877	59,418	(2,030)	(e)	1,716,813
			(965)	(d)
			(6,487)	(d)
Rent	390,198	9,562	(446)	(e)	396,118
			39	(c)
			(652)	(c)
			(1,080)	(d)
			(1,503)	(d)
General and administrative:
Merger, acquisition and transaction costs	51,703	3,162	(4,233)	(a)	24,343
			(26,289)	(a)
			—
Other	80,603	4,553	(52)	(e)	85,104
Depreciation and amortization	258,630	4,919	(172)	(e)	264,909
			2,107	(c)
			(226)	(d)
			(349)	(d)
Impairment of long-lived assets	—	—	—		—
Operating costs and expenses	2,448,011	81,614	(42,338)		2,487,287
Operating income	35,682	13,236	24,284		73,202
Other expense (income)	(1,672)	—	—		(1,672)

Interest expense	132,026	15,033	(69)	(e)	142,529
			(14,886)	(c)
			6,441	(c)
			4,032	(c)
			(48)	(d)
Equity in (earnings) loss of non-consolidated entities	197,297	(1,813)	—		195,484
Investment income	(5,008)	(45)	116	(c)	(4,937)
Total other expense	322,643	13,175	(4,414)		331,404
Earnings (loss) before income taxes	(286,961)	61	28,698		(258,202)
Income tax provision (benefit)	(118,827)	1,180	8,348	(b)	(112,175)
			(2,928)	(c)
			52	(e)
Net earnings (loss)	$(168,134)	$(1,119)	$23,226		$(146,027)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

THREE MONTHS ENDED JUNE 30, 2017

(dollars in thousands)

	AMC	Historical			Historical
	Historical	Nordic, Odeon &	U.S. Markets		Nordic, Odeon &	International Markets
	Three Months Ended	Legacy AMC	Pro Forma	Pro Forma	Legacy AMC	Pro Forma		Pro Forma
	June 30, 2017	International Theatre	Adjustments	U.S. Markets	International Theatre	Adjustments		International Markets
			Note (5)			Note (5)
Revenues	$1,202,280	$(294,897)	$(398)	$906,248	$294,897	$—	(f)	$294,897
			(737)			—	(d)
Cost of operations	831,121	(208,609)	2,985	624,425	208,609	—	(f)	208,609
			(1,072)

Rent	199,774	(50,824)	(73)	148,755	50,824	—	(f)	50,824
			(122)			—	(d)
						—	(d)
General and administrative:
Merger, acquisition and transaction costs	11,497	(1,071)	(9,094)	1,332	1,071	(1,071)	(b)	—

Other	46,194	(18,042)	—	28,152	18,042	—	(f)	18,042
Depreciation and amortization	133,325	(34,706)	(347)	98,272	34,706	—	(f)	34,706
			—			—	(d)
Operating costs and expenses	1,221,911	(313,252)	(7,723)	900,936	313,252	(1,071)		312,181
Operating income	(19,631)	18,355	6,588	5,312	(18,355)	1,071		(17,284)
Other expense (income)	1,029	(32)	—	997	32			32
Interest expense	69,885	(5,720)	(5)	64,160	5,720	—	(f)	5,720
			—			—	(d)
			—
Equity in (earnings) loss of non-consolidated entities	194,983	89	—	195,072	(89)			(89)
Investment income	600	(510)	—	90	510	—	(d)	510
Total other expense	266,497	(6,173)	(5)	260,319	6,173	—		6,173

Earnings (loss) before income taxes	(286,128)	24,528	6,593	(255,007)	(24,528)	1,071		(23,457)
Income tax provision (benefit)	(109,597)	811	2,571	(106,215)	(811)	—	(f)	(811)
						—
Net earnings (loss)	$(176,531)	$23,717	$4,022	$(148,792)	$(23,717)	$1,071		$(22,646)

AMC ENTERTAINMENT HOLDINGS, INC.

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS BY SEGMENT

SIX MONTHS ENDED JUNE 30, 2017

(dollars in thousands)

	AMC	Historical				Historical	Nordic
	Historical	Nordic, Odeon &	U.S. Markets			Nordic, Odeon &	Historical	International Markets
	Six Months Ended	Legacy AMC	Pro Forma		Pro Forma	Legacy AMC	Six Months Ended	Pro Forma		Pro Forma
	June 30, 2017	International Theatre	Adjustments		U.S. Markets	International Theatre	September 30, 2017	Adjustments		International Markets
			Note (5)					Note (5)
Revenues	$2,483,693	$(584,180)	$(6,782)	(d)	$1,883,971	$584,180	$94,850	$(2,544)	(e)	$676,518
			(8,760)	(d)				32	(c)
Cost of operations	1,666,877	(391,454)	(965)	(d)	1,267,971	391,454	59,418	(2,030)	(e)	448,842
			(6,487)	(d)

Rent	390,198	(92,740)	(1,080)	(d)	294,875	92,740	9,562	(446)	(e)	101,243
			(1,503)	(d)				39	(c)
								(652)	(c)
General and administrative:
Merger, acquisition and transaction costs	51,703	(1,071)	(26,289)	(a)	24,343	1,071	3,162	(4,233)	(a)	—

Other	80,603	(29,772)	—		50,831	29,772	4,553	(52)	(e)	34,273
Depreciation and amortization	258,630	(63,263)	(226)	(d)	194,792	63,263	4,919	(172)	(e)	70,117
			(349)	(d)				2,107	(c)
Operating costs and expenses	2,448,011	(578,300)	(36,899)		1,832,812	578,300	81,614	(5,439)		654,475
Operating income	35,682	(5,880)	21,357		51,159	5,880	13,236	2,927		22,043
Other expense (income)	(1,672)	(32)	—		(1,704)	32	—			32
Interest expense	132,026	(11,903)	6,441	(c)	130,548	11,903	15,033	(69)	(e)	11,981
			4,032	(c)				(14,886)	(c)
			(48)	(d)
Equity in (earnings) loss of non-consolidated entities	197,297	108	—		197,405	(108)	(1,813)			(1,921)
Investment income	(5,008)	(245)	—		(5,253)	245	(45)	116	(c)	316
Total other expense	322,643	(12,072)	10,425		320,996	12,072	13,175	(14,839)		10,408
Earnings (loss) before income taxes	(286,961)	6,192	10,932		(269,837)	(6,192)	61	17,766		11,635
Income tax provision (benefit)	(118,827)	(294)	8,348	(b)	(110,773)	294	1,180	52	(e)	(1,402)
								(2,928)	(c)
Net earnings (loss)	$(168,134)	$6,486	$2,584		$(159,064)	$(6,486)	$(1,119)	$20,642		$13,037

5. Pro Forma Adjustments (dollars in thousands)

The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Nordic acquisition, the Financings, the Theatre Divestitures and the 2017 Equity Offering were completed on January 1, 2017 for statement of operations purposes.

(a)Adjustment to remove the non-recurring direct incremental costs of the Odeon acquisition, the Carmike acquisition and the Nordic Acquisition which are reflected in the historical financial statements of the Company, Odeon, Carmike and Nordic.

	Three Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017
Remove the Company’s costs	$(9,094)	$(26,289)
Remove Nordic’s costs	(1,071)	(4,233)

(b)Adjustment to record tax benefit in U.S. tax jurisdictions for the Company at the Company’s effective income tax rate of 39%. Income and expenses recorded historically by Nordic were not significantly tax effected in foreign jurisdictions as a result of available unrecorded deferred tax assets including net operating loss carryforwards. As a result pro forma adjustments do not result in significant amounts of additional income tax expense or benefit in these foreign jurisdictions.

	Three Months Ended	Six Months Ended
	June 30, 2017	June 30, 2017
Record tax effect in U.S. tax jurisdiction	$2,571	$8,348

(c)Adjustment to Nordic revenues and expenses as a result of fair value.

Six Months Ended
June 30, 2017
Revenues related to breakage income (adjustments are components of Other Revenues)	$32
Straight line rent expense	39
Unfavorable lease amortization	(652)
Depreciation and amortization	2,107
Remove Nordic historical interest expense	(14,886)
Remove Nordic historical investment income	116
Interest expense on $475 million 6.125% Senior Subordinated Notes due 2027	6,441
Interest expense on £250 million 6.375% Senior Subordinated Notes due 2024	4,032
Income tax adjustment related to Nordic adjustments	(2,928)

(d)Adjustment Relating to Department of Justice Proposed Divestitures

Adjustments to remove Carmike and AMC historical revenues and expenses for theatres in markets that must be divested in connection with the Department of Justice proposed final judgement whereby we expect to sell certain of our theatres and certain Carmike theatres are reflected in the pro forma financial statements as those planned disposals are identifiable and factually supportable at this time. We believe that the reasonably possible effects on the financial statements for the divestitures are as follows ($ in thousands):

	Three Months Ended	Six Months Ended
AMC Theatres	June 30, 2017	June 30, 2017
Revenues	$(398)	$(6,782)
Cost of operations	2,985	(965)
Rent	(73)	(1,080)
Depreciation and amortization	—	(226)

Admissions	$224	$4,007
Food & beverage	154	2,526
Other	20	249
Total revenues (1)	$398	$6,782

Film exhibition costs	$98	$2,168
Food & beverage costs	38	309
Operating expense	(3,121)	(1,512)
Cost of operations (2)	$(2,985)	$965

Carmike Theatres
Revenues	$(737)	$(8,760)
Cost of operations	(1,072)	(6,487)
Rent	(122)	(1,503)
Depreciation and amortization	(347)	(349)
Interest expense	(5)	(48)

Admissions	$425	$5,155
Food & beverage	287	3,469
Other	25	136
Total revenues (3)	$737	$8,760

Film exhibition costs	$235	$2,797
Food & beverage costs	169	592
Operating expense	668	3,098
Cost of operations (4)	$1,072	$6,487

(e)Adjustment to remove revenues and expenses included in the AMC historical period from the date of the Nordic Acquisition on March 28, 2017 through June 30, 2017.

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